Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
T Bancshares, Inc.
We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-1 and in the related Prospectus of T Bancshares, Inc. of our report dated March 31, 2011 relating to the consolidated financial statements of T Bancshares, Inc. for each of the years ended December 31, 2010 and 2009, which report appears in the Annual Report on Form 10-K of T Bancshares, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Registration Statement and related Prospectus.
WEAVER AND TIDWELL, L.L.P.
Dallas, TX
January 11, 2012

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